EXHIBIT 2 (b)

      	      PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
             		  FOR FISCAL YEAR ENDED DECEMBER 31, 1996

    	      AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                           				    by

                    			   PEOPLES BANCORP INC.

                           				   and

           		       RUSSELL FEDERAL SAVINGS BANK



                  			     August 19, 1996




  	       AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


  THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this
"Agreement"), dated August 19, 1996, is by Peoples Bancorp Inc., an Ohio corporation ("Acquiror") and Russell Federal Savings
Bank, a federally chartered savings bank ("Target Bank").

A. Acquiror and Target Bank wish to provide for the terms and conditions of the following described business transaction in which an inactive transitory subsidiary to be formed by Acquiror and incorporated under the laws of the United States ("Acquisition Subsidiary") will be merged with and into Target Bank. The separate existence of Acquisition Subsidiary shall cease ("Merger") and as a result of the Merger, Target Bank will become a wholly-owned subsidiary of the Acquiror.

B. For federal income tax purposes, it is intended that the Merger be deemed a purchase of all of the outstanding capital stock of Target Bank by Acquiror.

C. For accounting purposes, it is intended that the Merger shall be accounted for as a purchase.

D. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

E. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Acquiror's willingness to enter into this Agreement, each of the directors of Target Bank has entered into a shareholder agreement (each a "Shareholder Agreement") in the form attached hereto as Exhibit A.

  Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:


ARTICLE ONE

    TERMS OF THE MERGER AND CLOSING
		  -------------------------------

Section 1.01.  Formation of Acquisition Subsidiary.
---------------------------------------------------

  Acquiror shall organize Acquisition Subsidiary, a federally chartered stock form savings bank as a wholly-owned subsidiary of Acquiror and shall cause the interim Acquisition Subsidiary to fulfill the obligations of the Acquisition Subsidiary under this Agreement.


Section 1.02.  Merger Surviving Corporation and Resulting Institution.
----------------------------------------------------------------------

  Subject to the terms and conditions of this Agreement, and pursuant to the provisions of the Home Owners' Loan Act ("HOLA") and the rules and regulations promulgated thereunder (the "Thrift Regulations"), at the Effective Time (as hereinafter defined), Acquisition Subsidiary shall be merged with and into Target Bank pursuant to the terms and conditions set forth herein and pursuant to a Plan of Merger attached hereto as Exhibit B ("Plan of Merger") which shall be executed by Acquiror, Acquisition Subsidiary, and Target Bank prior to or at the Closing (as defined in Section 1.05 below). Upon consummation of the Merger, the separate existence of Acquisition Subsidiary shall cease and Target Bank shall continue as the surviving corporation. The name of Target Bank, as the surviving corporation, shall by virtue of the Merger remain "Russell Federal Savings Bank." From and after the consummation of the Merger, Target Bank, as the surviving corporation, shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of Target Bank and Acquisition Subsidiary, and all obligations belonging or due to each of them.


Section 1.03.  Effective Time of the Merger.
--------------------------------------------

  As soon as practicable after each of the conditions set forth in Article Six hereof have been satisfied or waived, Target Bank and Acquisition Subsidiary shall file or cause to be filed Articles of Combination with the Office of Thrift Supervision
(the "OTS"), which shall be in the form required by and executed in accordance with the applicable provisions of the HOLA and the Thrift Regulations. The Merger shall become effective at the time the Articles of Combination for the Merger are endorsed by the Secretary of the OTS pursuant to the Thrift Regulations (the "Effective Time").


Section 1.04.  Merger.
----------------------

(a)  (i)     Each common share of Target Bank, $.01 par value per
share (the "Target Bank Common"), issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares, as defined in Section 1.04(b) below) shall, by virtue of the Merger (but subject to the provisions of Section 8.06 hereof) and without any action on the part of the holder thereof be converted to a right to receive $19.41 per share in cash (the "Per Share Merger Consideration") from Acquiror, without any interest thereon from the Effective Time until the time of payment.

  The holders of certificates representing shares of Target Bank Common shall cease to have any rights as stockholders of Target Bank, except such rights, if any, as they may have pursuant to the HOLA. Except as provided below with respect to Dissenting Shares (as defined below), until certificates representing shares of Target Bank Common are surrendered for exchange, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the Per Share Merger Consideration for the number of shares represented by such certificate.

     (ii) Each share of Acquisition Subsidiary capital stock issued and outstanding or held in treasury immediately prior to the Effective Time shall be converted into a share of Target Bank
Common at the Effective Time.

(b) Dissenting Shares. Any shares of Target Bank Common held by a stockholder who demands payment of the fair value of his or her Target Bank Common pursuant to, and in compliance with, title 12 of the Code of Federal Regulations, Section 552.15, shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions thereon (except dividends or other distributions payable to, or a vote to be taken by stockholders of record at a date which is on, or prior to, the effective date of the Merger); provided, however, that if any stockholder becomes unentitled to appraisal and payment of the appraised value with respect to his or her Target Bank Common and accepts or is deemed to have accepted the terms offered by this Agreement, such stockholder shall thereupon be entitled to vote and receive the Per Share Merger Consideration.

(c)  Exchange of Target Bank Common.

     (i) As soon as practicable after the Effective Time, holders of record of certificates formerly representing shares of Target
Bank Common (the "Certificates") shall be instructed to tender such Certificates to Acquiror, or, at the election of the Acquiror, to an exchange agent designated by Acquiror (the
"Exchange Agent"), pursuant to a letter of transmittal that Acquiror shall deliver or cause to be delivered to such holders.
Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon delivery of such Certificates as specified in the letter of transmittal.

     (ii) After the Effective Time, each holder of a Certificate that surrenders such Certificate to Acquiror or, at the election of Acquiror, to the Exchange Agent, will, upon acceptance thereof by Acquiror or the Exchange Agent, be entitled to receive in exchange therefor the Per Share Merger Consideration for the number of shares represented by such Certificate, which shall be paid promptly (but in no event later than five business days) after acceptance of such Certificate.

     (iii) Acquiror or, at the election of Acquiror, the Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Acquiror or the Exchange
Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Acquiror or the Exchange Agent may require.

     (iv) Each outstanding Certificate shall, until duly surrendered to Acquiror or the Exchange Agent, be deemed to evidence the right to receive the Per Share Merger Consideration for the number of shares represented by such Certificate.

     (v) After the Effective Time, holders of Certificates shall cease to have rights with respect to the Target Bank Common previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the Per Share Merger Consideration for the number of shares represented by such Certificate. After the Effective Time, there shall be no further transfer on the records of Target Bank of Certificates, and if any Certificates are presented to Target Bank for transfer, they shall be canceled in exchange for the Per Share Merger Consideration for the number of shares represented by such Certificates. Acquiror shall not be obligated to deliver the Per Share Merger Consideration to any former holder of Target Bank Common until such holder surrenders the Certificates as provided herein. Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of Target Bank Common represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Target
Bank and the Exchange Agent shall be entitled to rely upon the stock transfer books of Target Bank to establish the identity of those persons entitled to receive the Per Share Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Acquiror and the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

     (vi) If the Per Share Merger Consideration is to be issued to a person other than a person in whose name a surrendered
Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to Acquiror or the Exchange
Agent any required transfer or other taxes or establish to the satisfaction of the Acquiror or the Exchange Agent that such tax has been paid or is not applicable.

     (vii) In the event any Certificate shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed
Certificate shall deliver to Acquiror or the Exchange Agent an affidavit stating such fact, in form reasonably satisfactory to Acquiror, and, at Acquiror's discretion, a bond in such reasonable sum as Acquiror or the Exchange Agent may direct as indemnity against any claim that may be made against Acquiror or Target Bank or its successor or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.
Upon such delivery, the owner shall have the right to receive the Per Share Merger Consideration with respect to the shares represented by the lost, stolen or destroyed Certificate.

(d) Stock Options. Acquiror shall assume the obligations of Target Bank under the Target Bank Stock Option Plan in the following manner:

     (i) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any option, each option granted by Target Bank to purchase shares of Target Bank Common which is outstanding prior to the date of this Agreement and unexercised immediately prior to the Effective Time (each a "Target Bank Option") shall continue outstanding as an option (a
"Substitute Option") to purchase common shares of Acquiror, no par value, ("Acquiror Common") in an amount and at an exercise price determined as provided below and otherwise subject to the terms of the Target Bank Stock Option Plan under which they were issued and the agreements evidencing grants thereunder:

	            (A) The number of shares of Acquiror Common to be subject to a Substitute Option shall be equal to the product of the number of shares of Target Bank Common subject to the original option and the Exchange Ratio (as defined below), provided that any fractional shares of Acquiror Common resulting from such multiplication shall be rounded to the nearest whole share;

       	     (B) The exercise price per share of Acquiror Common under the Substitute Option shall be equal to the exercise price per share of Target Bank Common under the original option divided by the Exchange Ratio, provided that such exercise prices shall be rounded down to the nearest whole cent; and

	            (C) The terms of each Target Bank Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time.

     (ii) The term "Exchange Ratio" shall mean the Per Share Merger Consideration divided by the Average Price (as defined below) for Acquiror Common.

     (iii) The term "Average Price" shall mean the average closing prices for a share of Acquiror Common on the NASDAQ National
Market System reported for the ten (10) consecutive trading days ending on the fifth trading day immediately prior to the date of the Effective Time.

(e) Charter and Bylaws of the Resulting Institution. The Charter and Bylaws of the Acquisition Subsidiary, as in effect immediately prior to the Effective Time, shall, without any change, be the charter and bylaws of Target Bank, as the resulting institution of the Merger, until either is thereafter amended in accordance with applicable law.

(f) Directors and Officers of the Resulting Institution. The directors and officers of the Target Bank, as the resulting institution of the Merger, shall be those persons listed in Exhibit D to this Agreement. Such directors shall continue in office until their successors are duly elected and qualified or otherwise duly selected.

(g)  Offices of the Resulting Institution.  The offices of Target
Bank, as the resulting institution of the Merger, shall be the offices of Target Bank as listed in Exhibit C to this Agreement.


Section 1.05.  Closing.
-----------------------

  Subject to the provisions of this Agreement, the closing of the Merger (the "Closing") shall take place as soon as practicable, but not later than ten (10) days after satisfaction of the conditions to Closing as set forth in Sections 6.01(d) and 6.02(d) hereof; provided, if such conditions to Closing are not satisfied prior to December 1, 1996, then the Closing shall not occur prior to January 2, 1997, effective January 1, 1997, and if such conditions are not satisfied prior to June 1, 1997, then the Closing shall not occur prior to July 1, 1997. Subject to the foregoing, the date, time and location of the Closing shall be as designated in writing by Acquiror to Target Bank. The date on which the Closing actually occurs is herein referred to as the "Closing Date." Time is of the essence for Closing.


Section 1.06.  Actions At Closing.
----------------------------------

(a)  At the Closing, Target Bank shall deliver to Acquiror:

     (i) a certificate signed by an appropriate officer of Target Bank stating to the best of his knowledge that all of the conditions set forth in Sections 6.01(a), (b), (c), (d), (f),
(g) and (h) of this Agreement (but, as to Section 6.01(d), relating only to approvals which Target Bank is required by law to obtain) have been satisfied or waived as provided therein;

     (ii)    a certified copy of the resolutions of Target Bank's
Board of Directors and stockholders, as required for valid approval of the execution of this Agreement and the Plan of Merger; the Plan of Merger, executed by Target Bank; and Articles of Combination for the Merger, executed by Target Bank and in proper form for filing with the OTS;

     (iii) a certificate of the OTS with a recent date, as to the corporate existence of Target Bank, and a certificate of the Federal Deposit Insurance Corporation ("FDIC"), dated a recent date, as to the existence of deposit insurance of Target Bank;

     (iv) a legal opinion from counsel for Target Bank, in form reasonably acceptable to Acquiror's counsel, opining with respect to the matters listed on Exhibit E hereto.

(b)  At the Closing, Acquiror shall deliver to Target Bank:

     (i) a certificate signed by an appropriate officer of Acquiror stating, to the best of his knowledge, that all of the conditions set forth in Sections 6.02(a), (b), (c) and (d) of this Agreement (but, as to Section 6.02(d), excluding the approval of Target Bank's Board of Directors and stockholders) have been satisfied;

     (ii) a certified copy of the resolutions of Acquiror's Board of Directors authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

     (iii)   a certified copy of the resolutions of Acquisition
Subsidiary's Board of Directors and sole stockholder, authorizing the execution of the Plan of Merger and the consummation of the transactions contemplated hereby and thereby; the Plan of Merger, executed by Acquisition Subsidiary;
and Articles of Combination for the Merger, executed by Acquisition Subsidiary and in proper form for filing with the OTS; and

     (iv) a legal opinion from counsel for Acquiror, in form reasonably acceptable to Target Bank's counsel, opining with respect to the matters listed on Exhibit F hereto.


Section 1.07.  Russell Federal Savings Bank.
--------------------------------------------

(a) Acquiror intends to maintains the Target Bank as a wholly owned subsidiary for a period of at least three (3) years after the Effective Time; provided, however, it may cause the immediate merger of Target Bank with another of its operating financial institutions or otherwise alter the organizational status of the Target Bank.

(b) During the period in which Acquiror maintains Target Bank as a wholly owned federal savings bank subsidiary, it shall operate Target Bank under the name "Russell Federal Savings Bank" with such name being the most prominent name on any sign, advertising or letterhead used by Target Bank.



ARTICLE TWO

    REPRESENTATIONS AND WARRANTIES OF TARGET BANK

  Target Bank hereby makes the following representations and warranties:


Section 2.01.  Organization and Capital Stock.
----------------------------------------------

(a)  Target Bank is a federal stock savings bank organized under
Section 5 of the Home Owners' Loan Act and is duly organized and validly existing under the laws of the United States, with full corporate power and all necessary governmental authorizations to own all of its properties and assets, to incur all of its liabilities and to carry on its business as presently conducted. The minute books contain complete and accurate records of all meetings and other corporate actions of its Board of Directors and stockholders, including committees of Board of Directors. Attached as Section 2.01(a) of that certain confidential writing delivered by Target Bank to Acquiror concurrently with the delivery and execution of this Agreement (the "Disclosure Schedule") are copies of the federal stock charter certified by the OTS and bylaws of Target Bank, including all amendments.

(b) The authorized capital stock of Target Bank consists of 5,500,000 shares of Target Bank Common, par value $ .01 per share, of which, as of the date hereof, 476,493 shares are issued and outstanding, and 500,000 serial preferred shares, none of which are issued and outstanding. Additionally, Target Bank has reserved 47,649 shares of Target Bank Common for issuance under a Stock Option Plan, of which 19,056 shares have been awarded pursuant to Target Bank Stock Options. All of the issued and outstanding shares of Target Bank Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Target Bank Common have been issued in violation of any preemptive rights of the current or past stockholders of Target Bank. Each Certificate representing shares of Target Bank Common issued by Target Bank in replacement of any certificate therefore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed, if any, was issued by Target Bank only upon receipt of an affidavit of lost stock certificate and a bond sufficient to indemnify Target Bank against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such replacement Certificate.

(c) The deposits of Target Bank are insured up to maximum limits by the Savings Association Insurance Fund ("SAIF") of the FDIC. Target Bank is a member of the Federal Home Loan Bank of Cincinnati ("FHLB Cincinnati"). Target Bank is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Internal Revenue Code of 1986, as amended (the "Code") and a "qualified thrift lender" as defined in 12 U.S.C. Section 1467a(m) and the Thrift Regulations.

(d) Except as set forth in Section 2.01(b) of this Agreement or as otherwise described in this Agreement, there are no shares of capital stock or other equity securities of Target Bank outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible in or exchangeable for, shares of the capital stock of Target Bank, or contracts, commitments, understandings or arrangements by which Target Bank is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.


Section 2.02.  Authorization; No Defaults.
------------------------------------------

(a) The Board of Directors of Target Bank has, by all appropriate action, approved this Agreement and authorized the execution and delivery hereof on its behalf by its duly authorized officers and the performance by Target Bank of its respective obligations hereunder.

(b) This Agreement has been duly and validly executed and delivered by Target Bank and constitutes a legal, valid and binding obligation of Target Bank, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other laws affecting creditors rights generally or the rights of creditors of savings institutions the accounts of which are insured by the FDIC or laws relating to the safety and soundness of insured financial institutions and by judicial discretion in applying principles of equity. Target Bank is not in default under or in violation of any provision of its federal stock charter or bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement of Target Bank, except for defaults and violations which have not resulted in a Material Adverse Change
(as defined in Section 2.05(a) hereof) with respect to Target
Bank. No other corporate proceeding of Target Bank is required for approval of this Agreement and the Merger or the performance of Target Bank's obligations under this Agreement other than adoption of this Agreement, the Amendment (as defined in Section 4.03(i) hereof) and the Plan of Merger by the holders of at least the Minimum Portion of the outstanding shares of Target
Bank Common required under the laws of the United States for approval of the Merger (the "Minimum Portion"). Except for the requisite approvals of the OTS ("Regulatory Approvals"), and filings with the OTS, including a request for a waiver of the provisions of 12 C.F.R. Section 563b.3(i) and registration as savings and loan holding company on OTS Form H-(b) 10, or as discussed in Section 2.02(b) of the Disclosure Schedule, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority or other third party is necessary for the execution and delivery of this Agreement or consummation of the Merger by Target Bank.

(c) Neither the execution and delivery of this Agreement nor the consummation of the Merger, nor compliance by Target Bank with the provisions of this Agreement will:

     (i) subject to the approval of the Amendment by the shareholders of Target Bank as defined in Section 4.03 herein, conflict with or result in a breach of the federal stock charter or bylaws of Target Bank;

     (ii) result in a breach or termination of, or accelerate the performance required by, any material note, bond, mortgage, lease, agreement or other material instrument to which Target
Bank is a party or may be bound; or

     (iii) subject to Regulatory Approval, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Target Bank.


Section 2.03.  Subsidiaries; Equity Interests.
----------------------------------------------

  The term "subsidiary" means an organization or entity which is consolidated with a party to this Agreement for financial reporting purposes. Target Bank has one subsidiary, the Articles of Incorporation of which are attached to Section 2.03 of the Disclosure Schedule. Except as set forth in Section 2.03 of the Disclosure Schedule, and except for shares of stock of the FHLB Cincinnati owned by Target Bank, neither Target Bank nor its subsidiary owns, beneficially or otherwise, any shares of Equity Securities (as defined below) or similar interests of any corporation, bank, business trust association or similar organization. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities. Neither Target Bank nor its subsidiary is a party to any partnership or joint venture.


Section 2.04.  Financial Information.
-------------------------------------

  The consolidated balance sheets of Target Bank as of June 30, 1995, 1994, and 1993, and related statements of income, changes in stockholders' equity and cash flows for each of the three fiscal years then ended, together with the notes thereto, and the unaudited consolidated balance sheet of Target Bank as of March 31, 1996, and the related unaudited income statement and statement of changes in stockholders' equity and cash flows for the nine (9) months then ended, all of which are included in
Section 2.04 of the Disclosure Schedule (together, the "Target Bank Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") except as disclosed therein and fairly present in all material respects the financial position and the results of operations, changes in stockholders' equity and cash flows of Target Bank as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which are material, and the absence of footnotes). The books and records of Target Bank have been and are being maintained in accordance with applicable legal and accounting requirements. Target Bank is not aware of any event or circumstances, or series of events or circumstances, which is reasonably likely to result in a Material Adverse Change (as defined in Section 2.05(a)).


Section 2.05.  Absence of Changes.
----------------------------------

(a) The term "Material Adverse Change" shall mean a material adverse change in the consolidated financial condition, results of operations, assets or business of an entity; provided that the term "Material Adverse Change" shall exclude the effects resulting from or attributable to:

     (i) a change with respect to, or effect on, resulting from a change in law, rule, regulation, generally accepted accounting principles or regulatory accounting principles, including, but not limited to, a change that would require the bad debt reserve of a thrift institution to be restored to income;

     (ii) changes affecting depository institutions generally including, without limitation, changes in general economic conditions and changes in prevailing interest and deposit rates;

     (iii) any special assessment levied as part of an assessment against financial institutions which are insured by the SAIF; or

     (iv) in the case of Target Bank only, any adjustments implemented pursuant to Section 4.05 hereof;

     (v) changes resulting from or attributable to expenses incurred in connection with the transactions contemplated by this Agreement and the Merger. Since March 31, 1996, to the date hereof, Target Bank has not experienced or suffered a Material Adverse Change.

(b) Since June 30, 1995, Target Bank has not, except as set forth in Section 2.05 of the Disclosure Schedule,

     (i)     issued or sold any corporate debt securities;

     (ii) declared or set aside or paid any dividend or other distribution in respect of its capital stock (or other ownership interests) other than its regular semi-annual dividend of $0.25 per share;

     (iii) incurred any material obligation or liability (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business;

     (iv) mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent and landlord liens) any of its assets or properties except pledges to secure government deposits, FHLB Cincinnati advances and in connection with repurchase or reverse repurchase agreements;

     (v) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in Target Bank's balance sheet as of June 30, 1995, and liabilities incurred since the date thereof in the ordinary course of business;

     (vi) sold, exchanged or otherwise disposed of any of its assets other than in the ordinary course of business;

     (vii) made or modified any general wage or salary increase other than in the ordinary course of business consistent with past practices, entered into or modified any employment contract with any officer or salaried employee or instituted, modified or changed the contribution level to, any employee welfare, bonus, stock option, profit sharing, retirement or similar plan or arrangement;

     (viii) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets or waived any rights of value that are material in the aggregate, considering its business taken as a whole;

     (ix) entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; or

     (x) entered into any transaction outside the ordinary course of business, or sold or otherwise disposed of any of its securities.


Section 2.06.  Regulatory Enforcement Matters.
----------------------------------------------

  Target Bank is not subject to, or has received any notice or advice that it is not in substantial compliance with any statute or regulation, or that it is or may become subject to any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of savings banks or savings associations or engaged in the insurance of deposits or any other governmental agency having supervisory or regulatory authority with respect to Target Bank, and Target Bank has received no notice from any governmental authority threatening to revoke any license, franchise, permit or governmental authorization.


Section 2.07.  Tax Matters.
---------------------------

(a) Target Bank has filed all federal, state and local tax returns and reports due with respect to any of its employees, depositors, borrowers, operations, business and properties in a timely fashion, including applicable extensions, and has paid or made provision for all amounts due or claimed to be due. All such returns and reports fairly reflect the information required to be presented therein. All provisions for accrued but unpaid taxes contained in the Target Bank Financial Statements were made in accordance with GAAP and provide for anticipated tax liabilities including interest and penalties. Except as set forth in section 2.07(a) of the Disclosure Schedule, there are no federal, state or local tax returns or reports not filed which would be due but for an extension of time for filing having been granted.

(b) Target Bank has not executed or filed with the Internal Revenue Service ("IRS") or any state or local tax authority any agreement extending the period for assessment and collection of any tax, nor is Target Bank a party to any action or proceeding by any governmental authority for assessment or collection of taxes, except tax liens or levies against customers of Target Bank. There is no outstanding assessment or claim for collection of taxes against Target Bank. Target Bank has not, except as disclosed in Section 2.07(b) of the Disclosure Schedule, received any notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental agency, with respect to any federal, state or local taxes. No tax return of Target Bank is currently the subject of any audit by the IRS or any other governmental agency. No material deficiencies have been asserted in connection with the tax returns of Target Bank and Target Bank has no reason to believe that any deficiency would be asserted relating thereto. Target Bank has never been a member of an "affiliated group of corporations" (within the meaning of the Code) filing consolidated returns, and Target Bank is not a party to any tax-sharing agreement.


Section 2.08.  Litigation.
--------------------------

  Except as disclosed in Section 2.08 of the Disclosure Schedule, there is no material litigation, claim or other proceeding pending or, to the knowledge of Target Bank, threatened, against Target Bank, or any of its respective directors or officers, or to which the property of Target Bank is or would be subject. Target Bank has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors and officers liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) occurring prior to the Effective Time that are known to Target Bank. Each matter as to which Target Bank has given notice to the insurer under a directors and officers liability policy is described in Section 2.08 of the Disclosure Schedule.


Section 2.09.  Employment and Severance Agreements.
---------------------------------------------------

  Except as disclosed in Section 2.09 of the Disclosure Schedule, Target Bank is not a party to or bound by any agreement or policy for the employment, retention or engagement of any officer, employee, agent, consultant or other person or entity, any employment or severance agreement or policy, or agreement, policy or arrangement to provide post-retirement, post-termination or change-of-control benefits, by acceleration or otherwise, to any current or former officer, employee or director. A true, accurate and complete copy of each such agreement, policy and arrangement is included in Section 2.09 of the Disclosure Schedule.


Section 2.10.  Reports.
-----------------------

  Target Bank has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with:

     (i)     the OTS,

     (ii)    the FDIC,

     (iii) any applicable state securities or banking or savings and loan authorities, and

     (iv) any other governmental authority with jurisdiction over Target Bank, except as may be disclosed in Section 2.10 of the Disclosure Schedule or, to the extent that any report or statement has not been filed, such failure will not have a material adverse effect on Target Bank's regulatory compliance status.

  As of their respective dates, each of such reports and documents, as amended, if applicable, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


Section 2.11.  Investment Portfolio.
------------------------------------

  All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states and political subdivisions of the United States and other investment securities held by Target Bank are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts, except as otherwise required by FAS No. 115 and which adjustments are disclosed in
Section 2.11 of the Disclosure Schedule.


Section 2.12.  Loan Portfolio
-----------------------------

  Except as may be disclosed in Section 2.12 of the Disclosure
Schedule:

     (i) all loans shown on the Target Bank Financial Statements at June 30, 1995, or which were entered into after June 30, 1995, but before the Effective Time, were and will be made for good, valuable and adequate consideration in the ordinary course of the business of Target Bank, in accordance with sound banking practices, and are not subject to any known defenses, set-offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity;

     (ii) to the knowledge of Target Bank, the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be what they purport to be and enforceable in all material respects in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors, rights and to general equity principles; and

     (iii) Target Bank has complied with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of such loans in the aggregate or impair any such loan with a dollar amount as would represent a Material Adverse Change as defined in Section 2.05 herein.


Section 2.13.  Employee Matters and ERISA.
------------------------------------------

(a) Target Bank has not entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Target Bank and to the knowledge of Target Bank there is no present effort nor existing proposal to attempt to unionize any group of employees of Target Bank.

(b) Except as may be disclosed in Section 2.13(b) of the Disclosure Schedule:

     (i) Target Bank is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and Target Bank is not engaged in any unfair labor practice;

     (ii) There are no unfair labor practice charges or other complaints by any employee or former employee of Target Bank pending before any governmental agency and there are no administrative charges or court complaints against Target Bank concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency;

     (iii) There is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Target Bank, threatened against or directly affecting Target Bank; and

     (iv) Target Bank has not experienced any work stoppage or other labor difficulty.

(c) Except as may be disclosed in Section 2.13(c) of the Disclosure Schedule, Target Bank does not maintain, contribute to or participate in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current directors or employees of Target Bank (the "Employee Plans"). No present or former director, employee or fiduciary of Target Bank has been charged with breaching or, to the knowledge of Target Bank, has breached a fiduciary duty under any of the Employee Plans. Except as may be disclosed in
Section 2.13(c) of the Disclosure Schedule, Target Bank does not participate in, nor has it participated in, nor has it any present or future obligation or liability under, any multi-employer plan (as defined at Section 3(37) of ERISA). Except as may be disclosed in Section 2.13(c) of the Disclosure Schedule, Target Bank does not maintain, contribute to, or participate in, any plan that provides health, major medical, disability or life insurance benefits to former employees of Target Bank except as provided in Section 4980B of the Code.

(d) Except as set forth in Section 2.13(d) of the Disclosure Schedule, Target Bank does not maintain, and has not maintained during the past ten (10) years, any Employee Plans subject to Title IV of ERISA or Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, and Target Bank has not received notice of any threatened or imminent claim with respect to any Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Target Bank would be liable after June 30, 1995, except as set forth in Section 2.13(d) of the Disclosure Schedule. Target Bank does not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Employee Plan. All Employee Plans have been operated, administered and maintained in all material respects in accordance with the terms thereof and in material compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code to the extent applicable.


Section 2.14.  Title to Properties; Insurance; Personal Property.
-----------------------------------------------------------------

(a) Target Bank has marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable, liens, charges or encumbrances explicitly reflected in the Target Bank Financial Statements and easements, rights-of-way, and other restrictions which are not material to the current use, value or marketability of the property and further excepting in the case of Real Estate Owned ("REO"), as such real estate is internally classified on the books of Target Bank, rights of redemption under applicable law) to all real properties reflected on the Target Bank Financial Statements and acquired subsequent to the date hereof other than real properties sold for fair value since the date thereof. All leasehold interests held by Target Bank in real estate are held pursuant to lease agreements which are valid and enforceable in accordance with their terms subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors rights and to general equity principles. All such owned real properties comply in all material respects with all known applicable private agreements, and, to the knowledge of Target Bank, all zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Target Bank, threatened with respect to such properties. Target Bank has valid title or other rights under licenses to all material intangible personal or intellectual property used in its business, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially adversely interfere with the current use of such property.

(b) All material insurable properties owned or held by Target Bank are insured in amounts deemed adequate by the senior management of Target Bank and against fire and other risks insured against by extended coverage and public liability insurance. Target Bank has delivered to Acquiror as part of
Section 2.14(b) of the Disclosure Schedule true, accurate and complete copies of all insurance policies and fidelity bonds of Target Bank. There are no outstanding claims alone or in the aggregate in excess of Ten Thousand Dollars ($10,000) with respect to Target Bank under such bonds and insurance policies, and Target Bank is not aware of any acts of dishonesty or losses which would form the basis of a material claim under such bonds or insurance coverage. Each such policy is in full force and effect, with all premiums due thereon having been paid as and when due. Target Bank has not been notified that its fidelity or insurance coverage will not be renewed by the carrier on substantially the same terms as the existing coverage.

(c) All of the personal property reflected in the Target Bank Financial Statements as being owned by Target Bank (other than items disposed of since such date) is owned free and clear of any lien, encumbrance, right of first refusal, options or other restrictions, and all such personal property, other than items with nominal book value, is in good condition and repair (ordinary wear and tear excepted) and is sufficient to carry on the business of Target Bank as it is presently conducted.


Section 2.15.  Environmental Matters.
-------------------------------------

(a) As used in this Agreement, "Environmental Laws" means all local, state and federal environmental, health and safety laws and regulations as in effect from time to time in all jurisdictions in which Target Bank has done business or owned or leased property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

  For purposes of this Agreement, "Hazardous Substances" means:

     (i) any "hazardous substance" as defined in Section 101(14) of CERCLA or regulations promulgated thereunder;

     (ii) any "solid waste," "hazardous waste," or "infectious waste," as such terms are defined in any Environmental Law;

     (iii) asbestos, urea formaldehyde, polychlorinated biphenyls ("PCBs"), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law; and

     (iv) any additional substances or materials which are classified or considered to be hazardous or toxic under any Environmental Law.

  For purposes of this Section 2.15, "knowledge" means the actual knowledge of the current senior executive officers of Target
Bank, without any duty to make inquiry into the books and records of Target Bank.

(b) To the knowledge of Target Bank neither the conduct nor operation of Target Bank nor any condition of any property ever owned (including, without limitation, REO), leased or operated by it ("Real Property") during the time of such ownership, lease or operation materially violates or materially violated any Environmental Laws and no condition or event has occurred during the time of such ownership, lease or operation with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) Target Bank to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Target Bank has not received during the last five (5) years any notice from any person or entity that Target Bank or the operation of any facilities or any property ever owned (including, without limitation, REO), leased or operated by Target Bank are or were in violation of any Environmental Laws or that Target Bank is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

(c) Target Bank has not received notice or has no knowledge that any property in which Target Bank has a current security interest, lien or other encumbrance violates or violated
Environmental Laws in any material respect.

(d) To the knowledge of Target Bank, Target Bank has not caused any Hazardous Substances to be integrated into the Real Properties or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose an unlawful threat to human health or materially and adversely affect the value of any such Real Properties. To the knowledge of Target Bank, none of the Real Properties has been used by Target Bank for the storage or disposal of Hazardous Substances, except as permitted under Environmental Laws. To the knowledge of Target Bank, Target Bank has no interest, direct or indirect, in property owned by a third party which is or has been contaminated by Hazardous Substances, except as permitted under Environmental Laws. To the knowledge of Target Bank, no property which is subject to such a security interest is or has been so contaminated except as permitted under Environmental Laws, except as set forth in Section 2.15(d) of the Disclosure Schedule. To the knowledge of Target Bank, no Real Property contains or formerly contained underground storage tanks.

(e) With respect to each of the Real Properties in which Target Bank has held or currently holds indicia of ownership to protect a security interest in the facility (as such terms are defined in 42 U.S.C. Section 9601 et seq.), Target Bank has not, to its knowledge, "participated in the management of the facility" or otherwise acted in a manner such that Target Bank would lose its statutory exemption from liability under Section 101(20)(A) of CERCLA and as further defined in the currently vacated Environmental Protection Agency's Final Rule on Lender Liability, 40 C.P.R. Part 300 Subpart L, S 300.1100, 57 FR 18343, April 29, 1992.


Section 2.16.  Compliance with Laws.
------------------------------------

  Target Bank has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business in all material respects and such business has been and is being conducted in compliance in all material respects with all applicable laws and regulations.


Section 2.17.  Brokerage.
-------------------------

  Except for the amounts payable to Capital Resources Group, Inc., as disclosed in Section 2.17 of the Disclosure Schedule, there are no claims or agreements for brokerage commissions, finders, fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Target Bank.


Section 2.18.  Undisclosed Liabilities.
---------------------------------------

  Except for:

     (i) liabilities and obligations fully reflected, disclosed or provided for in the Target Bank Financial Statements as of March
31, 1996 (including related notes),

     (ii) liabilities and obligations incurred since March 31, 1996, in the ordinary course of business or related to the transaction contemplated by this Agreement, and

     (iii) as set forth in Section 2.18 of the Disclosure Schedule, Target Bank has no liabilities or obligations, whether absolute, known or unknown, accrued or unaccrued, contingent or otherwise, (and there is no asserted or unasserted claim against Target
Bank giving rise to any such liabilities or obligations) material to the financial condition of Target Bank. For purposes of this Section 2.18, the term "liabilities" includes without limitation liabilities as a guarantor and liabilities for taxes in each case material to the condition of Target Bank.


Section 2.19.  Statements True and Correct.
-------------------------------------------

  None of the information supplied or to be supplied by Target
Bank for inclusion in:

     (i)     the Proxy Statement (as defined in Section 4.03 hereof), and

     (ii) any document to be filed with any regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the stockholders of Target Bank, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting (as defined in Section 4.03 hereof), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that Target Bank is responsible for filing with any regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.


Section 2.20.  Material Contracts.
----------------------------------

(a) Section 2.20 of the Disclosure Schedule contains a complete and correct list of all written or oral agreements, leases, and other obligations and commitments of the following types, to which Target Bank is a party, or by which any of its property is bound, or which has been authorized by Target Bank, except for those which are listed or described in other Sections of the Disclosure Schedule.

     (i) Promissory note, guaranty, mortgage, security agreement or other evidence of indebtedness owed by Target Bank for borrowed funds in an amount in excess of Twenty Five Thousand Dollars
($25,000);

     (ii)    Partnership or joint venture agreements;

     (iii)   Employee Plans;

     (iv)    Insurance contracts or policies;

     (v) Agreement or commitment for sale or purchase (otherwise than in the ordinary course of business) of any asset or assets of more than Twenty Five Thousand Dollars ($25,000);

     (vi) Agreements or commitments for any single capital expenditure in excess of Five Thousand Dollars ($5,000) or capital expenditures in excess of Ten Thousand Dollars ($10,000) in the aggregate;

     (vii) Agreement or other document creating a monetary lien or security interest in excess of Twenty Five Thousand Dollars
($25,000) or other encumbrance relating to any real or personal property owned, rented, or leased by Target Bank;

     (viii) Lease of, commitment to lease and any other agreements relating to the lease or rental of, real or personal property by the Target Bank involving an annual payment in excess of Ten
Thousand Dollars ($10,000);

     (ix) Any direct or indirect loan or guaranty of a loan to any director, officer, or 5% stockholder of Target Bank or a spouse or child of such person, or any partnership, corporation, or other entity in which any such director, officer, or stockholder or a spouse or child of such person holds (directly or indirectly) an interest of ten percent (10%) or more; and

     (x) All other material contracts and commitments not made in the ordinary course of business;

(b) Concurrently with its delivery of the Disclosure Schedule, Target Bank will deliver complete and correct copies of all written agreements, leases, policies and commitments listed in the Disclosure Schedule, together with all amendments thereto, and a complete and correct written description of all oral agreements listed in Section 2.20 of the Disclosure Schedule.


Section 2.21.  No Sensitive Transactions.
-----------------------------------------
  Neither Target Bank nor any employee or agent of Target Bank or any stockholder (beneficial or otherwise) of Target Bank has used funds or other assets of Target Bank directly or indirectly for:

(a) illegal contributions, gifts, entertainment or other expenses related to political activities,

(b) payments to or for the benefit of any governmental official or employee, other than payments required or permitted by law,

(c) illegal payments to or for the benefit of any person, firm, corporation or other entity, or any officer, employee, agent or representative thereof, or

(d) the establishment or maintenance of a secret or unrecorded fund. In addition, no employee or agent of Target Bank has taken any act or omitted to take any act that, to the knowledge of Target Bank, would cause a violation of federal currency reporting laws (except as set forth in Section 2.21 of the Disclosure Schedule).



ARTICLE THREE

  		REPRESENTATIONS AND WARRANTIES OF ACQUIROR
		  ------------------------------------------

  Acquiror hereby makes the following representations and warranties:


Section 3.01.  Organization and Capital Stock.
----------------------------------------------

(a) Acquiror is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Ohio with full corporate power and authority to carry on its business as it is now being conducted.

(b) At the Effective Time, Acquisition Subsidiary shall be a stock savings bank duly organized and validly existing under the laws of the United States with full corporate power and authority to carry on its business and perform its obligations under this Agreement and the Plan of Merger.


Section 3.02.  Authorization.
-----------------------------

(a) The Board of Directors of Acquiror has, by all appropriate action, approved this Agreement and the Merger and authorized the execution and delivery hereof on its behalf by its duly authorized officers and the performance of its obligations hereunder. Except for approval of the Merger and the Plan of Merger by the Board of Directors and the sole stockholder of Acquisition Subsidiary (which shall be obtained upon the formation of Acquisition Subsidiary as provided herein), no other corporate proceeding is required for the approval by Acquiror of this Agreement or the Merger or the performance by Acquiror or Acquisition Subsidiary of their obligations under this Agreement or the Plan of Merger.

(b) This Agreement has been duly and validly executed and delivered by Acquiror and constitutes a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other laws affecting creditors rights generally and by judicial discretion in applying principles of equity. Acquiror and each of its significant subsidiaries (as defined in Section 3.03 of this Agreement) are not in default under or in violation of any provision of its respective certificate or articles of incorporation, charter, bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement of any of them which is material to Acquiror, except for defaults and violations which will not have a material adverse effect on the ability of Acquiror to consummate the transaction contemplated by this Agreement. Except for the Regulatory Approvals and related filings, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority or third party is necessary for the execution and delivery of this Agreement by Acquiror or consummation of the Merger by Acquiror or Acquisition Subsidiary.

(c) Neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation of the Merger, nor compliance by Acquiror with the provisions of this Agreement and the Plan of Merger, will:

     (i) conflict with or result in a breach of Acquiror's Articles of Incorporation or code of regulations; or

     (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Acquiror.

(d)  Prior to the Effective Time,

     (i) the Board of Directors of Acquisition Subsidiary shall have, by all appropriate action, approved the Plan of Merger and the Merger and authorized the execution and delivery thereof on its behalf by its duly authorized officers and the performance of its obligations thereunder;

     (ii)    Acquiror, as the sole shareholder of Acquisition
Subsidiary, shall have adopted the Plan of Merger; and

     (iii) the Plan of Merger shall have been duly and validly executed and delivered by Acquisition Subsidiary and shall constitute a legal, valid and binding obligation of Acquisition Subsidiary, enforceable against Acquisition Subsidiary in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other laws affecting creditors rights generally and by judicial discretion in applying principles of equity.

(e) Neither the execution and delivery of the Plan of Merger nor the consummation of the Merger, nor compliance by Acquisition
Subsidiary with the provisions of this Agreement and the Plan of Merger, will:

     (i) conflict with or result in a breach of the Acquisition Subsidiary's charter or by-laws or;

     (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Acquisition
Subsidiary.


Section 3.03.  Subsidiaries.
----------------------------

  Each of Acquiror's significant subsidiaries (as such term is defined under regulations promulgated by the Securities and Exchange Commission ("SEC")) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its business as now being conducted. All of the outstanding shares of capital stock of each significant subsidiary of Acquiror are owned by Acquiror, directly or indirectly, free and clear of any material liens, encumbrances, or security interests of third parties. All of the issued and outstanding shares of each significant subsidiary are duly and validly issued and outstanding and are fully paid and nonassessable.


Section 3.04.  Financial Information.
-------------------------------------

  The consolidated balance sheets of Acquiror and its subsidiaries as of December 31, 1995, and the related unaudited consolidated income statement and statement of changes in stockholders' equity and cash flows for each of the three (3) years then ended, together with the notes thereto, and the unaudited balance sheet of Acquiror as of March 31, 1996, and the related unaudited consolidated income statement and statements of change in stockholders' equity and cash flows for the three (3) months then ended included in Acquiror's Quarterly Report on Form 10-Q for the quarter then ended, as currently on file with the SEC (together, the "Acquiror Financial Statements"), have been prepared in accordance with GAAP except as disclosed therein and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders, equity and cash flows of Acquiror and its consolidated subsidiaries as of the dates and for the periods indicated (subject to normal, recurring year-end adjustments, none of which is material, and the absence of footnotes).


Section 3.05.  Absence of Changes.
----------------------------------

  Since December 31, 1995, to the date hereof, Acquiror, on a consolidated basis, has not experienced or suffered a Material Adverse Change or entered into any contract, agreement or understanding which would adversely affect its ability to perform its obligations under this Agreement.


Section 3.06.  Litigation.
--------------------------

  There is no litigation, claim or other proceeding pending or, to the knowledge of Acquiror, threatened, against Acquiror or any of its significant subsidiaries, or to which the property of Acquiror or any of its significant subsidiaries is or would be subject which, if adversely determined, would have a material adverse effect on the business of Acquiror and its subsidiaries taken as a whole or adversely affect Acquiror's ability to perform its obligations under this Agreement.


Section 3.07.  Compliance With Laws.
------------------------------------

  Acquiror and its significant subsidiaries have all licenses, franchises, permits and other government authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.


Section 3.08.  Statements True and Correct.
-------------------------------------------

  None of the information supplied or to be supplied by Acquiror for inclusion in:

     (i)     the Proxy Statement and

     (ii) any document to be filed with any regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the stockholders of Target Bank, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders'
Meeting. All documents that Acquiror is responsible for filing with the OTS or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and any rules and regulations thereunder.


Section 3.09.  Undisclosed Liabilities.
---------------------------------------

  Acquiror has no liabilities or obligations, whether absolute, known or unknown, accrued or unaccrued, contingent or otherwise (and there is no asserted or unasserted claim against Acquiror giving rise to any such liabilities or obligations) that could adversely affect its ability to consummate the transactions contemplated by this Agreement. For purposes of this Section 3.09, the term "liabilities" includes without limitation liabilities as guarantor and liabilities for taxes in each case material to the condition of Acquiror.


Section 3.10.  Regulatory Enforcement Matters.
----------------------------------------------

  Neither Acquiror nor any of its significant subsidiaries is subject to or has received any notice or advice that it is not in substantial compliance with any statute or regulation, or that it is or may become subject to any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of savings banks, savings associations or holding companies of savings banks or savings associations or engaged in the insurance of deposits or any other governmental agency having supervisory or regulatory authority with respect to Acquiror or any of its significant subsidiaries, and neither Acquiror nor any of its significant subsidiaries has received any notice from any governmental authority threatening to revoke any license, franchise, permit or governmental authorization.


Section 3.11.  Tax Matters.
---------------------------

(a) Each of Acquiror and its significant subsidiaries has filed all federal, state and local tax returns and reports due with respect to any of its employees, depositors, borrowers, operations, businesses or properties in a timely fashion and has paid or made provision for all amounts due or claimed to be due. All such returns and reports fairly reflect the information required to be presented therein. All provisions for accrued but unpaid taxes contained in Acquiror's Financial Statements were made in accordance with GAAP and do not fail to provide for anticipated tax liabilities including interest and penalties. There are no federal, state or local tax returns or reports not filed which would be due but for an extension of time for filing having been granted.

(b) Neither Acquiror nor any of its significant subsidiaries has executed or filed with the IRS or any state or local tax authority any agreement extending the period for assessment and collection of any tax, nor is Acquiror or any of its significant subsidiaries a party to any action or proceeding by any governmental authority for assessment or collection of taxes, except tax liens or levies against it customers. There is no outstanding assessment or claim for collection of taxes against Acquiror or any of its significant subsidiaries. Neither Acquiror nor any of its significant subsidiaries has received any notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental agency, with respect to any federal, state or local taxes. No tax return of Acquiror or any of its significant subsidiaries is currently the subject of any audit by the IRS or any other governmental agency. No material deficiencies have been asserted in connection with the tax return of Acquiror or any of its significant subsidiaries and Acquiror has no reason to believe that any deficiency would be asserted relating thereto.


Section 3.12.  Reports.
-----------------------

  Since January 1, 1993, each of Acquiror and its significant subsidiaries has filed all reports and statement, together with any amendments required to be made with respect thereto, that it was required to file with:

     (i)     the Federal Reserve Board,

     (ii)    the FDIC,

     (iii) any applicable state or federal securities or banking or savings and loan authorities and

     (iv) any other government authority with jurisdiction over Acquiror.

  As of their respective dates, each of such reports and documents, including the financial statement, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


Section 3.13.  Availability of funds.
-------------------------------------

  Acquiror has on the date hereof, and will have at the Effective
Time, the financial capacity to consummate the transactions contemplated hereby.



ARTICLE FOUR

			AGREEMENTS OF TARGET BANK
			-------------------------

Section 4.01.  Business in Ordinary Course.
-------------------------------------------

(a) Target Bank shall not declare or pay any dividend or make any other distribution with respect to their capital stock or ownership interests whether in cash, stock or other property, after the date of this Agreement except:

     (i) payment by Target Bank of its regular semi-annual cash dividend on or about June 30, 1996 in the amount of $.25 per share of Target Bank Common and

     (ii)    if closing does not occur by December 31, 1996, then
Target Bank may declare and pay an additional regular semi-annual dividend in the amount of $.25 per share of Target
Bank Common and

     (iii) if closing does not occur by June 30, 1997, then Target Bank may pay an additional regular semi-annual dividend in the amount of $.25 per share of Target Bank Common.

(b) Target Bank shall continue to carry on, after the date hereof, its business and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not limitation, Target Bank will not, without the prior written consent of Acquiror acting through its Chief Executive Officer or such other officer as Acquiror may specify in a written notice to Target Bank; provided in the case of subsections (vi), (vii), (viii), (ix), (xiii) and (xviii) below, such consent shall not be unreasonably withheld or delayed.

     (i) issue any Target Bank Common except pursuant to Target Bank Stock Options issued prior to June 30, 1995, or other capital stock or any options, warrants, or other rights to subscribe for or purchase Target Bank Common or any other capital stock or any securities convertible into or exchangeable for any capital stock;

     (ii) directly or indirectly redeem, purchase or otherwise acquire any Target Bank Common or any other capital stock or ownership interests of Target Bank;

     (iii) effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize;

     (iv) except as provided in Section 4.03 hereof, change its charter or bylaws;

     (v) except as otherwise provided in this Agreement, enter into or modify any employment agreement, or severance agreement or plan; or grant any increase in the compensation payable or to become payable to any director, officer or employee, except for increases in salaries consistent with Target Bank's past practices; grant any stock options; or, except as required by law, pay or agree to pay any bonus, adopt or make any change in any bonus, insurance, pension, or other Employee Plan, other than the Target Bank ESOP, as defined in Section 5.06, as hereinafter provided in the Agreement, payment or arrangement made to, for or with any director, officer or employee, except for payments of and changes in salaries and bonuses consistent with Target Bank's past practices, or promote any persons employed as of the date hereof or hire any new employees;

     (vi) except for FHLB Cincinnati advances, the aggregate amount of which at any time shall not exceed One Million Dollars
($1,000,000.00) and deposit-taking in the ordinary course of its business, borrow or agree to borrow any funds, including but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others;

     (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in a principal amount in excess of one Hundred
Thousand Dollars ($100,000) or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than One Hundred Thousand Dollars ($100,000)
(excluding for this purpose any accrued interest or overdrafts);
provided, however, that Target Bank may make one-to-four family residential mortgage loans that conform to Target Bank's mortgage lending policies as of the date hereof in principal amounts of up to Two Hundred Fifty Thousand Dollars ($250,000);

     (viii) establish any new lending programs or make any changes in its policies concerning which persons may approve loans;

     (ix) enter into any securities transaction for its own account or purchase or otherwise acquire any investment security for its own account other than U.S. Treasury obligations and deposits in an overnight account at the FHLB Cincinnati or securities issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home
Loan Mortgage Corporation;

     (x) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices in relation to rates prevailing in Target Bank's market;

     (xi) enter into any agreement, contract or commitment out of the ordinary course of business or having a term in excess of three (3) months and involving an expenditure in excess of Five
Thousand Dollars ($5,000) other than letters of credit, loan agreements, deposit agreements, other lending, credit and deposit agreements and documents made in the ordinary course of business and as otherwise contemplated by this Agreement;

     (xii) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance;

     (xiii) cancel or accelerate any material indebtedness owing to Target Bank or any claims which Target Bank may possess or waive any rights of material value;

     (xiv) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property other than:

	            (A) properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness owed to Target Bank,

       	     (B)     student loans, or

       	     (C) fixed rate loans which are held for sale upon origination and sold within sixty (60) days thereafter;

     (xv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase One environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that Target Bank shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such pollutants, contamination, or waste materials;

     (xvi) voluntarily commit any act or omission which will cause a breach of any material agreement, contract or commitment;

     (xvii) violate any law, statute, rule, governmental regulation, or order, which violation might have a material adverse effect on Target Bank's business, financial condition, or earnings, or

     (xviii) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of Five Thousand Dollars ($5,000).

(c) Target Bank shall promptly notify Acquiror in writing of the occurrence of any matter or event known to and directly involving Target Bank (except matters or events including but not limited to any changes in conditions that affect the thrift industry generally) that is materially adverse to the business, operation, properties, assets, or condition (financial or otherwise) of Target Bank.

(d) Unless and until this Agreement shall have been properly terminated by a party pursuant to Article Seven hereof and except as provided below in this Section 4.01(d), Target Bank shall:

     (i) not, directly or indirectly, through any of its officers, directors, agents, stockholders or affiliates, solicit, encourage or initiate any negotiations or discussions with respect to inquiries, offers, or proposals relating to the possible sale or other disposition of shares of its capital stock by its stockholders or the possible sale or other disposition (except in the ordinary course of business) of a substantial portion of its assets to, or merger or consolidation with, any other person,

     (ii) not disclose to any person (other than regulatory officials) any information not customarily disclosed publicly or provide access to its properties, books, or records or otherwise assist or encourage any person in connection with any of the foregoing, and

     (iii) give Acquiror prompt notice of any such inquiries, offers, or proposals.

  The foregoing shall not apply, however, to the consideration and facilitation of any inquiry, offer, or proposal not solicited after the date hereof by Target Bank or any of its officers, directors, stockholders, agents or affiliates which relates to the possible sale or other disposition of Target Bank Common by stockholders or the possible sale or other disposition of all or substantially all of Target Bank's assets to, or merger or consolidation with, another corporation or association (an "Unsolicited Acquisition Proposal") if and to the extent that the Board of Directors of Target Bank reasonably determines in good faith after consultation with its financial advisor and counsel to Target Bank that failure to consider such Unsolicited Acquisition Proposal could reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of Target Bank, provided, however, that Target Bank shall give Acquiror prompt notice of such Unsolicited Acquisition Proposal and keep Acquiror promptly informed regarding the substance thereof and the response of the Board of Directors of Target Bank thereto.

(e) Target Bank shall permit representatives of Acquiror to attend each meeting of its respective board of directors and executive committee, and shall give reasonable prior notice of all such meetings to Acquiror; provided, however, the representatives of Acquiror may be excluded from portions of such meetings where sensitive matters (including but not limited to an Unsolicited Acquisition Proposal and discussions with legal counsel with respect to transactions contemplated by this Agreement) are being discussed or voted upon.

(f) Target Bank shall provide to Acquiror such reports on litigation involving Target Bank as Acquiror shall reasonably request, provided that Target Bank shall not be required to divulge information to the extent that, in the good faith opinion of its counsel, by doing so, it would waive the attorney-client privilege.

(g) Target Bank will use reasonable efforts to prevent the decline in its level of deposits and in its mortgage loan portfolio in a manner consistent with the safe and sound operations the Target Bank and the terms of this Agreement.

(h)  Target Bank shall provide at its expense to Acquiror a Phase
One environmental report on each parcel of real estate it owns, including REO. In the event this Agreement is terminated for any reason, Acquiror shall reimburse Target Bank for its out-of-pocket expenses incurred with respect to such environmental reports.

(i) Target Bank shall, on the business day immediately prior to the Effective Time, renew the severance agreements listed on Disclosure Schedule 2.09 for a period of two (2) years from the Effective Time, substantially in the form attached hereto as Exhibit G, and shall give notice under said severance agreement that the agreements shall not renew beyond the current term.


Section 4.02.  Breaches.
------------------------

  In the event that Target Bank has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach by it (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any representations or agreements contained or referred to herein, it shall give prompt written notice thereof to Acquiror and use its best efforts to prevent or promptly remedy the same.


Section 4.03.  Submission to Stockholders.
------------------------------------------

  Target Bank shall cause to be duly called and held, on a timely basis, a special meeting of its stockholders for submission of:

     (i) the amendment of the federal stock charter of Target Bank to remove Section 8 thereof (the "Amendment"),

     (ii)    this Agreement, and

     (iii) the Plan of Merger for adoption by such stockholders as required by applicable law (the "Stockholders' Meeting").

  Subject to receipt by Target Bank of all information concerning Acquiror and its significant subsidiaries as Target Bank may reasonably request, Target Bank shall prepare a Proxy Statement (the "Proxy Statement"), and after providing Acquiror and Acquiror's counsel reasonable opportunity to comment on the Proxy Statement, Target Bank shall file it with the OTS and, upon clearance by the OTS, deliver it to its stockholders. The Board of Directors of Target Bank shall recommend to its stockholders the adoption of this Agreement and Plan of Merger and use its best efforts to obtain such stockholder approval; provided, however, that if the Board of Directors of Target Bank shall have reasonably determined in good faith (after consultation with its counsel) that such recommendation is reasonably likely to constitute a breach of its fiduciary duties to the stockholders of Target Bank, then the Board of Directors of Target Bank shall not be obligated to recommend to its stockholders adoption of this Agreement, the Amendment, and the Plan of Merger.


Section 4.04.  Consents to Contracts and Leases.
------------------------------------------------

  Target Bank shall use reasonable efforts to obtain all necessary consents with respect to all interests of Target Bank in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger, if any.


Section 4.05.  Conformance Accounting and Reserve Policies;
Restructuring Expenses.
-----------------------------------------------------------

  After the receipt of all approvals set forth in Section 6.01(d) of this Agreement, and provided that at such time all of the conditions to closing set forth in Sections 6.01(a), (b), (c),
(f), (g) and (h) of this Agreement have been satisfied, to the extent they are capable of being satisfied as of such time, and further provided that no basis for termination of this Agreement by either party pursuant to Article Seven of this Agreement is then extant, and in no event earlier than thirty (30) days prior to the Effective Time, at the request of Acquiror, Target Bank shall, on or before or effective as of the date specified by Acquiror, establish and take such reserves and accruals as Acquiror reasonably shall request to conform Target Bank's accrual, reserve and other accounting policies to Acquiror's policies. Notwithstanding the foregoing, Target Bank shall not be required to take any action under this Section 4.05 which it believes, based on a written opinion of independent counsel, will constitute a breach of its fiduciary duties, or, based on a written opinion of its independent public accountant, will constitute a violation of GAAP.


Section 4.06.  Consummation of Agreement.
-----------------------------------------

  Target Bank shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement by it and each of its subsidiaries and to effect the Merger in accordance with the terms and provisions hereof. Target Bank shall furnish to Acquiror in a timely manner all information, data and documents in the possession of Target Bank requested by Acquiror as may be required to obtain the Regulatory Approvals or other necessary approvals of the Merger and shall otherwise cooperate fully with Acquiror to carry out the purpose and intent of this Agreement.


Section 4.07.  Access to Information.
-------------------------------------

  Target Bank shall permit Acquiror reasonable access to its properties in a manner which will avoid undue disruption or interference with normal operations and shall disclose and make available to Acquiror all books, documents, papers and records relating to assets, stock, ownership, properties, operations, obligations and liabilities, including but not limited to all books of account (including the general ledger), tax records, minute books of directors, and stockholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Acquiror may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement; provided, however, that nothing in this Section 4.02 shall entitle Acquiror to access to minutes and other documents or instruments relating to Unsolicited Acquisition Proposals. Acquiror will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.


Section 4.08.  Subsequent Disclosure Schedule.
----------------------------------------------

  If subsequent to the date of this Agreement and prior to the Effective Time, an event occurs which renders untrue any representation or warranty of Target Bank made at the date of this Agreement (a "Trigger Event"), Target Bank shall promptly deliver to Acquiror a supplement to the Disclosure Schedule (a "Subsequent Disclosure Schedule"), which shall contain a detailed description of any and all such matters. A Subsequent Disclosure Schedule shall be delivered by Target Bank to Acquiror within two (2) business days after Target Bank learns of the Trigger Event but in no event later than before the Closing. The submission of a Subsequent Disclosure Schedule and the matters therein contained shall not constitute a default or breach by Target Bank of any of its representations and warranties under this Agreement; provided, however, that all matters therein disclosed together with all other events, circumstances and occurrences may be taken into account by Acquiror in determining whether Target Bank has experienced a Material Adverse Change; provided, further, however, that this
Section 4.08 is not intended to permit Target Bank to alter or amend its representations and warranties as made herein (including the Disclosure Schedule) as of the date of this Agreement, and any Subsequent Disclosure Schedule shall not cure the inaccuracy thereof as of the date of this Agreement for any purpose under this Agreement.


Section 4.09.  Target Bank's Merger Expenses.
---------------------------------------------

  The costs incurred by Target Bank for fees and expenses of third parties in connection with this Agreement and the Merger, including without limitation fees and expenses of investment bankers, accountants and attorneys, shall not exceed Two Hundred Seventy-Five Thousand Dollars ($275,000.00), except in the event of unforeseen regulatory requirements solely relating to regulatory approvals required for consummation.



ARTICLE FIVE

			 AGREEMENTS OF ACQUIROR
			 ----------------------

Section 5.01.  Regulatory Approvals and Proxy Statement.
--------------------------------------------------------

  Acquiror shall use its best efforts to file within sixty (60) days after the date hereof all applications for the Regulatory Approvals required in order to consummate the Merger. Acquiror shall keep Target Bank reasonably informed as to the status of such applications and make available to Target Bank copies of such applications as filed and any supplementary filed materials. Acquiror shall timely provide all information reasonably requested by Target Bank for inclusion in the Proxy Statement and shall fully cooperate with Target Bank in the preparation of the Proxy Statement.


Section 5.02.  Breach.
----------------------

  In the event that Acquiror has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, it shall give prompt written notice thereof to Target Bank and use its best efforts to prevent or promptly remedy the same.


Section 5.03.  Consummation of Agreement.
-----------------------------------------

  Acquiror shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.


Section 5.04.  Directors' and Officers' Liability Insurance and
               Indemnification.
---------------------------------------------------------------

  From the Effective Time and continuing thereafter, the current officers and directors of Target Bank shall be indemnified and provided directors' and officers' liability insurance by the Acquiror, expense thereof may be allocated to Target Bank, for their acts and omissions occurring prior to the Effective Time exactly as is provided on the date of this Agreement in the Code of Regulations, Article Five, of the Acquiror and with the Acquiror's existing directors' and officers' liability insurance policy as of the date of this Agreement, each of which may be changed, altered, modified or discontinued in good faith without discrimination to the officers and directors of Target Bank.


Section 5.05.  Employee Benefit and Related Matters.
----------------------------------------------------

  All employees of Target Bank immediately prior to the Effective Time shall remain employees of Target Bank at the Effective Time and, with respect to employees who are not currently covered by a written employment agreement with the Target Bank, shall be employed by Target Bank as at-will employees at the same salary
they are receiving from Target Bank.   Any employee who is
currently covered by a written employment agreement will continue his or her employment as an at-will employee in accordance with the terms of such written agreement. Acquiror does not intend to impose job eliminations at Target Bank as a result of the Merger. The medical plans maintained by Target Bank prior to the Effective Time shall remain in effect until such time as the plans are terminated and substitution therefore is made of substantially equivalent or superior plans, if any, maintained by the Acquiror for the benefit of employees of the Acquiror and its subsidiaries. At such time of substitution, employees of Target Bank shall be given the opportunity to participate in Acquiror's health insurance plan, with no waiting period, with no pre-existing condition exclusion and shall receive credit for deductible co-payment requirements already satisfied during Target Bank's current medical plan year. Included in Acquiror's health plan is coverage for the treatment of cancer. Employees of Target Bank shall be given credit for years of service with Target Bank for the calculation of vacation and sick time. Target Bank shall become a plan sponsor of a 401(k) Plan and a defined benefit pension plan maintained by the Acquiror for the benefit of its and its subsidiary employees within ninety (90) days after the Effective Time and the employees of Target Bank immediately prior to Effective Time who continue as employees of Target Bank shall be given credit for years of service to Target Bank for purposes of vesting and participation (but not accrual of benefits under the defined benefit pension plan); provided, however, no such participation in any Acquiror qualified plan shall occur until such time as participation in the Target Bank's employee stock ownership plan ceases. In all other respects, employees of the Target Bank subsequent to the Effective Time shall be subject to all the rules, regulations and policies of the Acquiror's personnel policies as promulgated from time to time.


Section 5.06.  Target Bank's Employee Stock Ownership Plan.
-----------------------------------------------------------

(a) Prior to the Effective Time and without any requirement to make application to the Key District Office of the IRS in Cincinnati (the "Key District Office"), Target Bank may amend Target Bank's employee stock ownership plan (the "Target Bank ESOP") to provide for:

     (i)     full vesting of benefits by participants,

     (ii) elimination of any requirement for a participant to be employed as of the last day of the year to receive an employer contribution, other annual additions or allocations, and

     (iii) to provide for monthly contributions, in the case of clauses (i) and (ii), effective as of the Effective Time, and in the case of clause (iii), at any time prior to the Effective
Time.

(b) From and after the date of this Agreement, Target Bank shall make no further contributions to the Target Bank ESOP, except in an amount to pay any permitted required installment payment on Target Bank ESOP loan. From and after the date of this Agreement and prior to the Effective Time, Target Bank and its representatives, with the full cooperation of Acquiror, shall use their best efforts to:

     (i) submit to the Key District Office an Application of Determination upon Termination relating to Target Bank ESOP which discloses the proposed allocation of the cash remaining in the suspense account (after the repayment of Target Bank ESOP loan) without regard to Section 415 of the Code; and

     (ii) maintain the status of Target Bank ESOP as a plan qualified under Section 401(a) and 4975 of the Code. At the Effective Time or as soon thereafter as is practicable and permissible under the Code, Target Bank and Acquiror shall cause Target Bank ESOP loan to be repaid with cash proceeds from the sale of Target Bank Common received by Target Bank ESOP with respect to unallocated shares of Target Bank Common. If the Key District Office issues a favorable determination letter with respect to the repayment of Target Bank ESOP loan and proposed allocation of the remaining suspense account to participants, Acquiror and Target Bank shall, as soon thereafter as practicable,

	            (A) cause the Target Bank ESOP to repay the Target Bank ESOP loan and make the proposed allocation to participants in accordance with such favorable determination letter,

       	     (B) terminate the Target Bank ESOP and the associated trust (the "ESOP Trust") and

       	     (C) distribute Target Bank ESOP benefits to the Target Bank ESOP participants pursuant to the terms of the Target Bank ESOP.

(c) In the event that, following the Effective Time, the employment of any Target Bank ESOP participant who was employed by Target Bank is involuntarily terminated without cause by Target Bank, such participant (or his or her beneficiary or beneficiaries) shall receive a cash bonus from Target Bank as soon as practicable after the date on which the final allocation of earnings from the suspense account is made, equal to the amount such participant would have received if he or she had continued to be a participant in the Target Bank ESOP, at his or her then-current annualized compensation as such term is defined in the Target Bank ESOP, through the date of the termination of the ESOP Trust; provided, however, that neither Acquiror nor Target Bank shall be obligated to make any such cash payment under any circumstances in which such payments are not or will not be deductible because of Section 280G of the Code.

  If the Key District Office determines that it will not issue a favorable determination letter with respect to the proposed allocation, then the Target Bank ESOP loan shall nevertheless be repaid. The maximum allocation of earnings shall then be made to participant accounts on a plan termination basis consistent with the limitations under Section 415 of the Code, any remaining cash received by Target Bank ESOP attributable to unallocated shares of Target Bank Common shall remain in the suspense account, and, to the extent that such cash can be allocated to the accounts of participants without violation the limitations of Section 415 of the Code, the cash shall be allocated in the current Plan Year in which the Effective Time occurs and during the next ensuing Plan Year to those participants in Target Bank ESOP as of the Effective Time to the maximum extent permitted by Section 415 of the Code and provided that the continued maintenance of the Target Bank ESOP shall not adversely affect the tax-qualified status of the Target Bank ESOP. At the expiration of said subsequent Plan Year, the Target Bank ESOP Trust shall be terminated with any amounts then remaining in the suspense account, if any, being transferred to another qualified plan of Acquiror.


Section 5.07.   Recognition and Retention Plan.
-----------------------------------------------

(a) The existing Target Bank Recognition and Retention Plan (the "RRP") and grants of awards made on or prior to June 30, 1996, as listed in the Disclosure Schedule in an amount not to exceed 8,568 shares of Target Bank Common will be honored by Acquiror in accordance with the terms of said plan and grants of awards and Thrift Regulations. No awards granted subsequent to June
30, 1996, shall be valid in any respect.

  To the extent such awards have not vested prior to the Effective Time, the Per Share Merger Consideration of each RRP award shall be deposited by Acquiror in an account at The Peoples Banking and Trust Company, Marietta, Ohio, an Ohio banking corporation, bearing interest at market rates. The cash and a pro rata portion of the interest earned on such cash shall be distributed to grantees in a manner consistent with the vesting of each RRP award.

(b) Immediately after the Effective Time, the RRP shall be amended by Acquiror to provide that, in the event that, the employment of any recipient of an RRP award who was employed by Target Bank is involuntarily terminated without cause by Target Bank, such recipient's unvested RRP award shall become fully vested; provided, however, that neither Acquiror nor Target Bank shall be obligated to make any such cash payment under any circumstances in which such payments are not or will not be deductible because of Section 280G of the Code or are prohibited under any other applicable law or regulation.


Section 5.08.  Board of Directors of Target Bank; Advisory Directors.
---------------------------------------------------------------------

(a) The Acquiror shall elect the persons listed on Exhibit D hereto to be Directors of Target Bank for the terms set forth therein. The Directors listed on Exhibit D, which shall include all of the Directors of Target Bank immediately prior to the Effective Time, shall hold such positions for at least three (3) years and shall receive board fees equal to the greater of the fees received by them during the year prior to the Effective Time or the fees received by Directors of Target Bank who were not directors of Target Bank prior to the Effective Time.

(b) At the Effective Time, Acquiror will form a Russell, Kentucky Advisory Board which will be maintained, subject to Thrift Regulations and OTS directives, by Acquiror at least through December 31, 2005. Each person who is a director of Target Bank of the date of this Agreement who does not retain such position through December 31, 2005, shall, at the time he or she no longer is a director of Target Bank, be entitled to immediately become a member of the Russell, Kentucky Advisory Board for a term extending through December 31, 2005. In addition, each person named in Section 5.08 of the Disclosure Schedule whose employment is involuntarily terminated by Target Bank or the Acquiror after the Effective Time without cause shall be entitled on the date of such termination to become a member of the Russell, Kentucky Advisory Board for a term extending through December 31, 2005. The Russell, Kentucky Advisory Board shall meet at least once every six months at such time selected and designated by the Acquiror and each member of the Russell, Kentucky Advisory Board shall receive compensation of $100.00 per meeting attended.


Section 5.09.  Registration.
----------------------------

  Within ten (10) business days after the Effective Time, Acquiror shall file with the SEC and any required state agency an appropriate registration statement with respect to the shares of Acquiror common to be subject to the Target Bank Stock Option Plan and shall use reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as such options remain outstanding.



ARTICLE SIX

    CONDITIONS PRECEDENT TO THE MERGER
		  ----------------------------------

Section 6.01.  Conditions to Acquiror's Obligations.
----------------------------------------------------

  Acquiror's obligations under this Agreement are conditioned upon Acquiror's receiving, concurrently with the execution and delivery of this Agreement by Target Bank, a Shareholder
Agreement in the form attached as Exhibit A executed by each of the directors of Target Bank who is a shareholder of Target
Bank. Each such agreement shall be dated as of the date of this Agreement. Failure of Target Bank to deliver any of such agreements shall be a material breach of this Agreement. Acquiror's obligations to effect the Merger shall be subject to the satisfaction (or waiver by Acquiror) prior to or on the Closing Date of the following conditions:

(a) The representations and warranties made by Target Bank in this Agreement shall be true in all material respects on and as of the Closing Date but as updated by any Subsequent Disclosure Schedule with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and for purposes of satisfying this closing condition relative to the truth as of the date of this Agreement of any representations of Target Bank that contains a knowledge qualification, such knowledge qualification may be disregarded by Acquiror;

(b) Target Bank shall have performed and complied in all material respects with all obligations and agreements required to be performed by them prior to the Closing Date under this Agreement;

(c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall there be pending any proceeding by any governmental agency or other person seeking any of the foregoing; and there shall not be any action taken, or any statute, rule, regulation or order enacted, promulgated, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

(d) All Regulatory Approvals and other necessary consents, authorizations and other approvals required by law for consummation of the Merger shall have been obtained without the imposition of any conditions that Acquiror determines to be unduly burdensome, and all waiting periods required by law shall have expired;

(e) Acquiror shall have received all documents required to be received from Target Bank on or prior to the Closing Date, all in form and substance reasonably satisfactory to Acquiror;

(f)  Target Bank shall not have experienced a Material Adverse
Change, including but not limited to items contained in any Subsequent Disclosure Schedule;

(g) Immediately prior to the Effective Time, the holders of no more than ten percent (10%) of the outstanding Target Bank
Common shall qualify as Dissenting Shareholders; and

(h) Immediately prior to the Effective Time, the amount of the total equity capital of Target Bank shall not be less than the total equity capital of Target Bank as reported in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; provided, however, that for purposes of such calculations, any special exclusions contemplated by the definition of Material Adverse Change, conforming reserves and accruals contemplated by
Section 4.05 shall not be taken into account in the costs of the Phase One audits in Section 4.01(h) and the merger expenses in
Section 4.09.


Section 6.02.  Conditions to Target Bank's Obligations.
-------------------------------------------------------

  Target Bank's obligations under this Agreement are conditioned upon its receipt, concurrently with the execution and delivery of this Agreement by Target Bank, of a written opinion from Capital Resources Group, Inc. that the Per Share Merger Consideration to be received by the holders of Target Bank Common in the Merger is fair from a financial point of view. Target Bank's obligation to effect the Merger shall be subject to the satisfaction (or waiver by Target Bank) prior to or on the Closing Date of the following conditions:

(a) The representations and warranties made by Acquiror in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date and for purposes of satisfying this closing condition relative to the truth as of the date of this Agreement of any representations of Acquiror that contains a knowledge qualification, such knowledge qualification may be disregarded by Target Bank;

(b) Acquiror shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed prior to the Closing Date under this Agreement;

(c) No Injunction preventing the consummation of the Merger shall be in effect, nor shall there be pending any proceeding by any thrift regulatory authority or other governmental agency seeking to prevent or delay the Merger; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

(d) All Regulatory Approvals and other necessary consents, authorizations and other approvals, including the requisite approval of this Agreement, the Amendment and the Plan of Merger by the stockholders of Target Bank, required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired;

(e) Target Bank shall have received all documents required to be received from Acquiror on or prior to the Closing Date, all in form and substance reasonably satisfactory to Target Bank.



ARTICLE SEVEN

			TERMINATION OR ABANDONMENT
			--------------------------

Section 7.01.  Mutual Agreement.
--------------------------------

  This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date, regardless of whether approval of this Agreement, the Amendment and the Plan of Merger by the stockholders of Target Bank shall have been previously obtained.


Section 7.02.  Breach of Agreement.
-----------------------------------

  In the event that there is a material breach of any of the representations and warranties or agreements of Acquiror or Target Bank, and such breach is not cured within ten (10) days after notice to cure such breach is given by the non-breaching party or, if such breach is not capable of being cured within ten (10) days, steps are not initiated within ten (10) days to effect a cure, then the nonbreaching party, regardless of whether stockholder approval of this Agreement, the Amendment and the Plan of Merger shall have been previously obtained by Target Bank, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.


Section 7.03.  Failure of Conditions.
-------------------------------------

  In the event any of the conditions to the obligations of:

     (i)     Acquiror set forth in Sections 6.01 or

     (ii)    Target Bank set forth in Section 6.02

are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 has lapsed, then Acquiror (in the case of conditions to its obligations) or Target Bank (in the case of conditions to its obligations) may, regardless of whether approval of this Agreement and the Plan of Merger by the stockholders of Target Bank shall have been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.


Section 7.04.  Denial of Regulatory Approval.
---------------------------------------------

  If any regulatory application filed pursuant to Section 5.01 should be finally denied or disapproved by the respective regulatory authority, then this Agreement may be terminated by any party to this Agreement. It is understood, however, that a reasonable request for additional information from or undertaking by Acquiror, as a condition for approval, shall not be deemed to be a denial or disapproval so long as Acquiror diligently provides the requested information or undertaking.


Section 7.05.  Failure of Stockholders to Adopt.
------------------------------------------------

(a)  If Target Bank's Board of Directors is excused, pursuant to
Section 4.03 of this Agreement, from its obligation to recommend that Target Bank's stockholders adopt this Agreement, the Amendment and the Plan of Merger, to present this Agreement, the Amendment and the Plan of Merger to them for adoption or to hold the Stockholders Meeting for such purpose, Acquiror or Target Bank may terminate this Agreement.

(b) In the event that at the Stockholders' Meeting, Target Bank's Board of Directors fails to recommend that Target Bank's shareholders adopt, and the holders of at least the Minimum Portion of the outstanding shares of Target Bank Common do not adopt, this Agreement, the Amendment and the Plan of Merger, Acquiror may terminate this Agreement.

(c) In the event that at the Stockholders' Meeting, the holders of at least the Minimum Portion of the outstanding shares of Target Bank Common do not adopt this Agreement, the Amendment and the Plan of Merger and Target Bank's Board of Directors have recommended that Target Bank's stockholders adopt this Agreement and the Plan of Merger, Acquiror or Target Bank may terminate this Agreement.


Section 7.06.  Regulatory Enforcement Matters.
----------------------------------------------

  In the event that Target Bank shall become a party or subject to any written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of savings banks or savings associations after the date of this Agreement, which is reasonably determined by Acquiror to be significant to Target Bank's business, operations or financial condition, then Acquiror may terminate this Agreement.


Section 7.07.  Automatic Termination.
-------------------------------------

  If the Closing Date does not occur on or prior to the expiration of twelve (12) months from the date of execution of this Agreement, then this Agreement may be terminated by either party by giving written notice to the other; provided, however, that a party who is then in breach of any of its representations, warranties, covenants or agreements under this Agreement in any material respect may not exercise such right of termination; provided further that if the non-breaching party has not notified the breaching party that it is seeking specific performance, either party terminate this Agreement.


Section 7.08.  Termination Fee.
-------------------------------

  In the event of termination of this Agreement pursuant to
Section 7.05(a) or (b) in consideration of Acquiror's costs and expenses in connection with this Agreement and the transactions contemplated hereby, its agreements hereunder, its expenditure of significant management time and staff resources, its forbearance from consideration and pursuit of other business alternatives, its loss of a unique and valuable business opportunity, and the added value to any person acquiring assets or securities of Target Bank or combining with Target Bank resulting from Target Bank's dealings with Acquiror and Acquiror's agreement to proceed with the Merger on the terms and conditions set forth herein, Target Bank shall pay Three Hundred Thousand Dollars ($300,000) to Acquiror as an agreed-upon termination fee, in immediately available funds within two (2) business days after the occurrence of such event. If Target Bank timely satisfies its obligations under this Section 7.08, it shall have no liability under Sections 8.05 and 8.06 of this Agreement, nor shall it be liable for specific performance or injunctive relief under Section 8.15 of this Agreement.



ARTICLE EIGHT

    GENERAL
				-------

Section 8.01.  Confidential Information.
----------------------------------------

  The parties acknowledge the confidential and proprietary nature of the information as hereinafter described which has heretofore been exchanged and which will be received from each other hereunder ("Information") and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.


Section 8.02.  Publicity.
-------------------------

  Acquiror and Target Bank shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure without prior review by the other, unless such may be required by law or upon the written advice of counsel.


Section 8.03.  Return of Documents.
-----------------------------------

  Upon termination of this Agreement prior to the Effective Time, each party shall deliver to the other originals and all copies of all Information made available to such party and will not retain any copies, extracts or other reproductions in whole or in part of such Information.


Section 8.04.  Notice.
----------------------

  Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

(a)  if to Acquiror:

	     Robert E. Evans, President and Chief Executive Officer
	     PEOPLES BANCORP INC.
	     138 Putnam Street
	     Marietta, Ohio 45750

with a copy to:

	     Charles R. Hunsaker
	     General Counsel
	     PEOPLES BANCORP INC.
	     138 Putnam Street
	     Marietta, Ohio 45750

and

(b)  if to Target Bank:


with a copy to:

	     Kip A. Weisman, P.C.
	     SILVER, FREEDMAN & TAFF, L.L.P.
	     110 New York Avenue, N.W. Suite 700
	     Washington, DC  20005

or to such other address as any party may from time to time designate by notice to the others.


Section 8.05.  Liabilities
--------------------------

  In the event that this Agreement is terminated pursuant to the provisions of Article Seven hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise, except as provided in Section 7.08 and as hereinafter set forth in this Section 8.05 and Section 8.06 below. In the event that this Agreement is terminated pursuant to Section 7.02 on account of an intentional breach of any of the representations and warranties or of any of the covenants or agreements set forth herein, then Target Bank, shall pay to Acquiror, or Acquiror, in the case of a breach by Acquiror, shall pay to Target Bank in immediately available funds, the sum of Six Hundred Thousand Dollars ($600,000) as agreed-upon liquidated damages, within two (2) business days after receipt of a demand therefor from the party entitled to such damages. For purposes of the foregoing, in no event shall a breach of a representation and warranty be deemed "intentional" if no member of the board of directors and no senior officer of Target Bank, or Acquiror, as the case may be, knew or should have known that such representation and warranty was not true and correct.


Section 8.06.  Expenses.
------------------------

  Each of the parties shall bear its own costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby provided that, in the event that the costs incurred by Target Bank for fees and expenses of third parties as provided in Section 4.09 of this Agreement exceed the amount set forth in Section 4.09, the excess amount divided by the number of outstanding shares of Target Bank Common shall reduce the Per Share Merger Consideration. Nothing herein shall limit the right of the non-breaching party to seek and receive all relief and damages to which it may be entitled on account of a non-intentional breach, including without limitation reasonable expenses incurred to obtain such relief or damages.


Section 8.07.  Nonsurvival of Representations and Warranties.
-------------------------------------------------------------

  Except as provided in this Section 8.07, no representation, warranty, covenant or agreement contained in this Agreement shall survive the Effective Time or the earlier termination of this Agreement. The agreements set forth in Sections 1.04(c) and (f) and 5.04, 5.05, 5.06, 5.07 and 5.09 shall survive the Effective Time and the agreements set forth in Sections 7.08, 8.01, 8.03, 8.05 and 8.06 hereof shall survive the earlier termination of this Agreement.


Section 8.08.  Entire Agreement.
--------------------------------

  This Agreement constitutes the entire agreement among the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreement between the parties relating to the subject matter hereof.


Section 8.09.  Headings and Captions.
-------------------------------------

  The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.


Section 8.10.  Waiver, Amendment or Modification.
-------------------------------------------------

  The conditions of this Agreement which may be waived may be waived only by written notice by the party waiving such condition to the other party or parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may be amended or modified by a written document duly approved by the boards of directors of the parties, whether before or after approval of this Agreement by the stockholders of Target Bank, provided that any amendment or modification after such stockholder approval shall not decrease the Per Share Merger Consideration without the approval thereof of the stockholders of Target Bank by at least the Minimum Portion.


Section 8.11.  Rules of Construction.
-------------------------------------

  Unless the context otherwise requires:

(a)  a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)  "or" is not exclusive; and

(d) words in the singular may include the plural and in the plural include the singular.


Section 8.12.  Counterparts.
----------------------------

  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.


Section 8.13.  Successors and Assigns.
--------------------------------------

  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
Except as provided in Sections 1.04(b), (c) and (f), 5.04 and
5.05, there shall be no-third party beneficiaries hereof.


Section 8.14.  Governing Law; Assignment.
-----------------------------------------

  This Agreement shall be governed by the laws of the State of Ohio and applicable federal laws and regulations. This
Agreement may not be assigned by either of the parties hereto.


Section 8.15.  Specific Performance and Injunctive Relief.
----------------------------------------------------------

  Each party to this Agreement recognizes that, if it fails to perform, observe or discharge any of its obligations under this Agreement, remedies at law may not provide adequate relief to the other party or parties. Therefore, each party is hereby authorized to demand specific performance of this Agreement, and is entitled to temporary and permanent injunctive relief, in a court of competent jurisdiction at any time when any other party fails to comply with any of the provisions of this Agreement applicable to it, in addition to any other remedy which may be available in law or equity, except that a party that is paid a termination fee pursuant to Section 7.08 or liquidated damages pursuant to Section 8.05 hereof shall not be entitled to demand specific performance. To the extent permitted by applicable law, each party hereby irrevocably waives any defense that it might have based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance or injunctive relief.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



	                            			     PEOPLES BANCORP INC.
Attest:

/s/ CHARLES R. HUNSAKER              BY  /s/ ROBERT E. EVANS
Charles R. Hunsaker                      Robert E. Evans




                            				     RUSSELL FEDERAL SAVINGS BANK


/s/ SHIRLEY A. MENSHOUSE             BY /s/ CHARLES M. DANIELS
Shirley A. Menshouse                    Charles M. Daniels